Exhibit 10.57

 AGREEMENT RELATED TO PROMOTIONAL ACTIVITIES

THIS AGREEMENT (the Agreement") dated this ___day of January, 2020 BETWEEN:

Guided Therapeutics Inc. of5835 Peachtree Comers East, Suite B, Norcross, GA 3009 (the "Company")

-AND-

Blumberg·& Bowles Consulting, LLC, 2356 Hobart Ave SW, Seattle, WA 98116 ("B&B").

WHEREAS the Company needs to enhance its relationship with current and potential investors so as to enhance the Company's reputation and profile and the value of the Company's share price;

WHEREAS B&B has established relationship with multiple individuals and entities who can help further this ,goal, as well as work with, the Company in providing materials for public consumption to dovetail with this process;

WHEREAS B&B is willing and able to provide these services for warrants, at out-of-market prices and without any cash consideration, including without payment of any expenses incurred by B&B;

IN CONSIDERATION OF the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and B&B (individually the "Party" an collectively the “Parties" to this Agreement) agree as follows:

Term of Agreement.

1.
The term of this Agreement (the "Term") will begin on the Closing Date of the Company's Private Placement & Unit Offering (the "Offering") and will remain in force for two years. Successive monthly terms may follow if agreed upon by both parties.

2. Except as otherwise provided in this Agreement, the obligations of B&B will end upon the termination of this Agreement, or subsequent renewals.

Services Provided
3. The Company hereby agrees to engage B&B to provide the Company with the following services (the "Services"): work with current and future investors to so as to enhance the Company’s reputation and. profile and the value of the Company's share price and work with the Company in providing materials for public consumption to dovetail with this process.

Performance

4. The Parties, agree to do everything reasonably necessary to ensure that the terms of this Agreement take effect.

Compensation Package

5. The Company will issue to B&B a total of 5,000,000 warrants in four tranches, all with an exercise price of $0.25, based on, the following schedule:

(a) 25% (1 ,250,000 warrants) issued and exercisable no earlier than six months after close of the Series D Unit Offering and with a minimum share price of $0.50 based the 30-day VWAP immediately prior to the issuance of the warrants. This tranche warrants shall have a two (2) year term after issuance;

(b) 25% (1,250,000 warrants) issued and exercisable no earlier than twelve months after the close of the Series D Unit offering and with a minimum share price of $0.75 based on the: 30-dayVWAP immediately prior to the issuance of the warrants. This tranche of warrants shall have a one-and-half (1.5) year term after issuance;

(c) 25% (1,250t OOO warrants) issued and exercisable no earlier than eighteen months after the close of the Series D Unit Offering and with a minimum share price of $1.0 based on a30-day VWAP immediately prior to the issuance of the warrants tranche of warrants shall have a one (1) year term after issuance;
and

(d) 25% (l, 250,000 warrants) issued and exercisable no earlier than twenty-four months after the close of the Series D Unit Offering and with a minimum share price of $1. 5 based on the 30-day VWAP immediately prior to the issuance of the warrants. This tranche of warrants shall have a one (1) year term after issuance;

6.
All warrants will expire three years after their scheduled issuance date if the pricing threshold for that tranche of warrants is not reached.
7.
All warrants set forth herein shall be specified as and are fully transferrable.
8.
B&B will receive no compensation other than the warrants and will be responsible for all expenses incurred in performing the Services.
9.
B&B agrees to a 10% blocker such that at any .point in time, B&B cannot own more than the 10% of the total number of outstanding shares of the Company.

Notice

10. All notices" requests, demands or other ,\communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:
a. Company
5835 Peachtree Comers East, Suite B~ Norcross, GA 30092
b. B&B
2356 Hobart Ave SW, Seattle, WA 98116

or to such other address as either Party may from time to time notify the other.

Indemnification

11.Except to the extent paid in settlement from any applicable insurance policies, and to extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and. costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party that the other Party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement were unaware of.

Confidentiality

12. The terms of this agreement shall remain confidential and not revealed by the parties any other person or entity without the agreement of both parties.

Modification of Agreement

13. Any amendment or modification ofthis Agreement or additional obligation assumed b either Party in connection with this Agreement will only be binding if evidenced in writing signed by both Parties or an authorized representative of each Party.

Time of the Essence

14,. Time is of the essence in this Agreement. No extension Of variation of this Agreement will operate as a waiver of this provision.

Assignment

15. Neither Party will voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the other Party.

Entire Agreement

16. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Enurement

17. This Agreement will ensure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.
respective heirs, executors, admjnistrators ·and permitted successors and assigns.

TitlesIHeadings

18. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

19. Words in the ·singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

20. This Agreement will be governed by and constructed in accordance with the laws of e State of Georgia in the United States and venue for any action involving this agreement shall be in the County in which the Company is situated in the State of Georgia. In e event of a dispute the first step towards a resolution will be to implement the services of a qualified mediator for which the cost of said services will be borne by the Company. If one mediator should fail to facilitate reconciliation of the dispute, then three qualified mediators will be engaged and the fees for all three will be borne equally by the parties.

Severability

21. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to valid and enforceable with the invalid or unenforceable parts severed from the remainder ofthis Agreement.

Waiver

22. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

01/22/2020	/s/ Gene S. Cartwright
Date	Gene S. Cartwright, CEO
Guided Therapeutics, Inc

01/22/2020	/s/ Richard Blumberg
Date	Richard Blumberg
B&B, LLC

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